Exhibit 10.25

PROMISSORY NOTE

$150,000	Worcester, Massachusetts
January 31, 2005

FOR VALUE RECEIVED, ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (the “Maker”), promises to pay to the order of PIERCE ATWOOD, a Maine limited liability partnership (the “Holder”), the principal sum of One Hundred Fifty Thousand Dollars ($150,000).  Payment of the principal outstanding under this Note shall be made in lawful U.S. money in immediately available funds to the Holder in monthly installments of $50,000 payable on the first day of March, April and May, 2005.

All principal outstanding hereunder shall accrue interest at the rate of ten percent (10%) per annum.  In the event all principal is paid on a timely basis, interest accrued hereunder shall be waived by the Holder.  If not paid on a timely basis, interest shall be due and payable, together with the final installment of principal due May 2005.

The Maker may make prepayments of principal due hereunder at any time and from time to time without payment of any penalty or premium.  Any such prepayments shall be applied, first, to any costs due hereunder to the Holder from the Maker, and second, to unpaid principal.

The Maker waives presentment, demand, notice and protest and agrees to pay all costs of collection or attempted collection, including reasonable attorneys’ fees.

This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any provision of this Promissory Note is held to be invalid or unenforceable, that provision shall be ineffective to the extent of such prohibition or shall be modified to conform with applicable law, without invalidating any other provisions of this Promissory Note.

WITNESS:	MAKER:

ADVANCED CELL TECHNOLOGY, INC.

/s/ K Singh	By:	/s/ William M. Caldwell IV
Its Chief Executive Officer